Exhibit 99.1

PRESS RELEASE For Immediate Release

Monolithic Power Systems, Inc.

79 Great Oaks Boulevard

San Jose, CA 95119 USA

T: 408-826-0600, F: 408-826-0601

www.monolithicpower.com

MPS Announces Results of 2013 Annual Meeting of Stockholders

SAN JOSE, Calif. June 17, 2013--Monolithic Power Systems (MPS) (Nasdaq: MPWR), a leading fabless manufacturer of high-performance analog and mixed-signal semiconductors, today announced that at the 2013 Annual Meeting of Stockholders held on June 13, 2013, the stockholders of MPS approved, on an advisory basis, the 2012 compensation of MPS’ executive officers, re-elected three current directors of MPS, ratified the appointment of MPS’ independent auditors for 2013, and approved MPS’ 2014 Equity Incentive Plan and the Master Cash Performance Bonus Plan.

The vote in favor of the resolution to approve the 2012 compensation of MPS’ executive officers was approximately 73.5% of the votes cast on the resolution, each of the three directors was re-elected with more than 94.0% of the votes, the appointment of MPS’ independent auditors was approved with 95.8% of the votes, the 2014 Equity Incentive Plan was approved with 65.1% of the votes, and the Master Cash Performance Bonus Plan was approved with 95.8% of the votes.

"I am very pleased with the strong support of our shareholders in response to the advisory vote on our performance-based executive compensation program," said Michael R. Hsing, CEO and founder of MPS. "The ISS report that provided proxy voting recommendations ignored critical facts and we believe that ISS's analysis on our say on pay and stock plan proposals was incorrect, costing our management team significant time and effort to clarify confusion caused by ISS's erroneous report.  On behalf of the Company, I want to express thanks to our shareholders for taking the time to carefully consider the proxy proposals we provided to them this year in order to make an informed vote.  Every vote does count and we truly appreciate the feedback we received from investors during this proxy season.   We look forward to continuing the dialogue with our shareholders about our compensation programs.”

About Monolithic Power Systems, Inc.

Monolithic Power Systems, Inc. develops and markets proprietary, advanced analog and mixed-signal semiconductors. The company combines advanced process technology with its highly experienced analog designers to produce high-performance power management integrated circuits (ICs) for DC to DC converters, LED drivers, Cold Cathode Fluorescent Lamp (CCFL) backlight controllers, Class D audio amplifiers, and Linear ICs. MPS products are used extensively in computing and network communications products, LCD monitors and TVs, and a wide variety of consumer and portable electronics products. MPS partners with world-class manufacturing organizations to deliver top quality, ultra-compact, high-performance solutions through the most productive, cost-efficient channels. Founded in 1997 and headquartered in San Jose, California, the company has expanded its global presence with sales offices in Taiwan, China, Korea, Singapore, Japan, and Europe, which operate under MPS International, Ltd.

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Monolithic Power Systems, MPS, and the MPS logo are registered trademarks of Monolithic Power Systems, Inc. in the U.S. and trademarked in certain other countries.

Contact:

Meera Rao

Chief Financial Officer

Monolithic Power Systems, Inc.

408-826-0777

investors@monolithicpower.com